Filed Pursuant to Rule 433

Registration No. 333-212338

Registration No. 333-212338-01

Registration No. 333-212338-02

May 16, 2019

NuStar Logistics, L.P.

Final Term Sheet

$500,000,000 6.000% Senior Notes due 2026

Issuer:	NuStar Logistics, L.P.

Guarantors:	NuStar Energy L.P. and NuStar Pipeline Operating Partnership L.P. will jointly and unconditionally guarantee, on a senior, unsecured basis, payment of the principal of, premium, if any, and interest on the notes.

Expected Security Ratings (Moody’s / S&P / Fitch)*	Ba2 / BB- / BB

Security:	6.00% Senior Notes due 2026

Principal Amount:	$500,000,000

Maturity:	June 1, 2026

Coupon:	6.000%

Price to Public:	100.0%

Net Proceeds to Issuer (before expenses):	$493,000,000

Yield to Maturity:	6.000%

Spread to Benchmark Treasury:	T + 378.4 bps

Benchmark Treasury:	1.625% due May 15, 2026

Benchmark Treasury Yield:	2.216%

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2019

Make-Whole Call:	T + 50 bps

Par Call:	On or after March 1, 2026

Change of Control	If a change of control, followed by a ratings decline within 60 days of a change of control, occurs, each holder of the notes may require us to repurchase all or a portion of its notes at a price equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest to the date of repurchase.

Pricing Date:	May 16, 2019

Settlement Date:	May 22, 2019

CUSIP / ISIN:	67059T AF2 / US67059TAF21

Joint Book-Running Managers:

RBC Capital Markets, LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

SunTrust Robinson Humphrey, Inc.

Barclays Capital Inc.

BBVA Securities Inc.

DNB Markets, Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BMO Capital Markets Corp. Comerica Securities, Inc.

*

Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to review, revision, suspension, reduction, or withdrawal at any time by the assigning rating agency.

All information (including financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein.

Delivery of the notes is expected to be made against payment therefor on or about May 22, 2019, which is the fourth business day following the date of pricing of the notes (such settlement being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the prospectus supplement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting RBC Capital Markets, LLC at (877) 280-1299.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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